Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock of Riot Blockchain, Inc. is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. The undersigned hereby further agree that this Joint Filing Agreement be included as an exhibit to such statement and any such amendment. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

DATED: February 14, 2018
CITADEL SECURITIES LLC

/s/ Guy M. Miller
Guy Miller, Authorized Signatory

CALC III LP

/s/ Guy M. Miller
Guy Miller, Authorized Signatory

CITADEL SECURITIES GP LLC

/s/ Guy M. Miller
Guy Miller, Authorized Signatory

KENNETH GRIFFIN

/s/ Guy M. Miller
Guy Miller, Attorney-in-Fact